Exhibit 99.2

Destination Maternity – Q1 FY2015 Earnings Call Script (6/11/15)

Operator

[Introduction]

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thank you, Operator. Good morning everyone and welcome to Destination Maternity’s first quarter fiscal 2015 earnings call. The earnings release that was disseminated this morning is available on the Investors section of our website. Additionally, we will file our 10Q today with the SEC. The earnings release contains definitions of various financial terms as well as reconciliations of certain non-GAAP financial measures we will be discussing on today’s call.

This call will include certain forward-looking statements within the meaning of the federal securities laws. These statements relate to expectations, beliefs, projections, trends and other matters that are not historical facts and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the company’s SEC filings.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the express written consent of Destination Maternity.

Joining me on the call today are Anthony M. Romano, Chief Executive Officer, and Chris Daniel, President. Tony will open with an overview of the quarter and progress on our long-term plan, and I will follow with additional commentary on our financial results. Then we will all be available to take your questions.

It is now my pleasure to turn the call over to Tony.

Anthony M. Romano, Chief Executive Officer

Thank you, Judd, and good morning everyone. We appreciate you choosing to invest your time with us today. This morning we released our results for our fiscal first quarter ended May 2, 2015.

While our adjusted EBITDA before other charges of $12.0 million was less than the prior year’s $18.1 million, our performance was about where we expected at this point in our turnaround.

Our comparable sales for the quarter were down 1.1% versus the prior year’s down 4.0%, driven entirely by a slow February, which was significantly impacted by weather. The Easter sales shift performed in line with typical before and after sales builds and generated a slightly positive comp for the combined months of March and April versus a negative 3.6% comp in the prior year.

Our gross margin declined year-over-year by approximately 400 basis points, driven by continued aggressive promotions to liquidate excess prior season inventory including our adoption of a more typical markdown cadence and in-season clearance process. The promotional activity impacted most of the quarter as the excess prior season inventory was not removed from our stores and lease partners until after Easter.

After the removal of the excess inventory, we began to see the early signs of improvement, specifically:

•	Stores that look much better and are easier to shop, with less inventory, reducing the clutter, allowing current product offerings to be hero;

•	Marketing messages that are visually more appealing, communicating simply while creating a call to action; and

•	Climbing average unit retail selling prices along with increased conversion rates.

We are also encouraged by the ongoing momentum and improving sales comp trend in several key classes at both Motherhood and A Pea in the Pod.

In our Motherhood brand, our more updated, exclusive Jessica Simpson and Wendy Bellissimo collections are performing above expectations. Additionally, we saw continued growth in our nursing bras and nursing tops. These products are displayed in our “new-mom” shop where we feature a wide assortment of nursing needs and apparel for our customers after the birth of their babies. This is a key part of our go-forward strategy as we seek to find ways to get her to want to shop with us longer.

In our A Pea in the Pod brand, we continue to focus on creating a curated assortment of most-wanted brands and high quality private label fashion for the upscale mom-to-be. The dresses and premium denim categories continue to perform particularly well. In April, we launched an exclusive assortment of product from Splendid featured in compelling new shop-in-shops in all A Pea in the Pod locations.

In both of our brands, the tops assortment remains a significant opportunity for improvement. We are working hard to address this critically important category as a compelling, must have tops program will make it easier for her to buy outfits driving increased units per transaction.

Our efforts and energies continue to remain focused on three high-level initiatives. They are:

•	one, to become more customer focused and product-centric;

•	two, to drive sales growth and inventory productivity, both quantitatively and qualitatively; and

•	three, to build a winning culture.

When we say we want to become more customer focused, we are pledging to consistently place our customer at the center of every product, marketing, planning, and operating decision we make. Our customer focus is the key driving force behind our turnaround and we are fully engaged with the important and necessary changes we must make as our customer base increasingly becomes a greater percentage of millennial women. The millennial generation of women is now between the ages of 18 and 32 years old and represents at almost 40 million strong, three times the size of its immediate predecessor generation, Gen X. Millennial women will represent more than half of all new moms by the end of the current decade.

With respect to the product, we have developed and continue to refine a more rigorous product life cycle calendar that puts the product development process at the core of the day-to-day operations of our business. This more disciplined approach drives greater focus on outfitting, allowing us to dress her head-to-toe and inside-and-out with the goal of driving additional units per transaction with higher transaction value. Just as importantly, the process enables improved product flow and more efficient SKU productivity, providing our customers with on trend, fashion right merchandise, with the most comfortable and flattering fit in the maternity space. The rigor around our product life cycle process provides significant opportunities for continual improvement over the next several development seasons.

Regarding inventory productivity, we are keenly focused on appropriate inventory levels to generate modest comp sales with faster turns. However, inventory purchases for spring and summer were made under the old methodology and thus have excess units in the pipeline relative to the needs of the current sales plan. This will continue to pressure margins in Q2 and Q3 as we timely exit seasonal product to achieve healthy inventory levels as we transition seasons.

We have been aggressively changing our processes, refining our technology tool set and adding key talent to address the inventory productivity opportunities.

As we previously discussed, the first key technology investment will be in a new best-in-class allocation tool. We are in the final stages of the selection process and plan to select a partner shortly. In conjunction with this process, we have invested in the creation of an allocation team, which is a new discipline for us. These actions will drive effective inventory placement resulting in comp sales and improved gross margin. Currently, we anticipate the tool to be live in early Fiscal 2016.

As it relates to technology, for 2015 we will continue to invest in solutions that have customer facing impact and deliver value to the business in the short term. As we look forward, we are considering several areas where foundational technology may be a critical enabler to ensure consistency and scalability.

We remain disciplined in our selling, general and administrative expense management and are creating a more fiscally responsible store payroll model. This model has a renewed focus on customer face time and seeks to provide better customer service with greater focus on outfitting. We have incented our store leadership team with a new and improved bonus structure that provides them with a strong call to action and multiple opportunities to be rewarded.

With respect to real estate, we are committed to improving profitability in each of our store formats, including our leased locations. We have been busy developing a comprehensive Real Estate Portfolio strategy founded on performance analytics and market optimization tools. We recently completed a full fleet review of all store types, including single brand Motherhood stores, A Pea in the Pod stores, as well as multi-brand and super stores using the Destination Maternity nameplate.

As a result of this process we have developed a more robust decision driven methodology for determining the best use of our real estate investment dollars and the appropriate action required in regards to our existing fleet on a location-by-location basis. Options for our existing stores would be to renew, expand, downsize, remodel, reposition, close or even rebrand.

We will leverage the market analysis from our fleet review to optimize sales and profit and better serve our customers. In some instances, this will require us to alter our footprint in existing markets. As an example, we will soon close our large multi-brand store in New York City and will serve the market initially with our leased departments and ecommerce sites while we begin the process of identifying smaller single brand opportunities under the A Pea in the Pod nameplate in the New York City market.

We have also been busy re-evaluating and re-engaging each of our third party strategic partners which include our leased department and wholesale relationships in the US and internationally, our brand licensing initiatives and our marketing partners.

As a company we are committed to identifying and developing growth opportunities in these areas with a renewed focus on developing strategic partnerships that provide an opportunity for a “win-win-win”: A “win” for our customers, a “win” for our strategic partners, and a “win” for our Company and its stockholders.

We are in a unique position to introduce our customers to products and services that are about to become relevant and important to her and her family as she enters her new life stage. We take this responsibility seriously and wish to engage with partners that we are proud to recommend.

As you also know we are in the midst of the relocation of our distribution center from Philadelphia to Florence, NJ. This relocation remains on target for mid-year completion. Several functions have already migrated to the new facility with the major business components planned during the summer months. We anticipate achieving savings from efficiencies later in the year, with full year benefits beginning in Fiscal 2016.

In summary, it’s been a productive quarter. Our culture change is in full swing. Customer focused decisions are more consistently being made. We have ingrained inventory discipline into the culture with clear strategies and life cycle for each SKU. We have assembled a strong and diverse leadership team and have highly engaged and aligned corporate and store team members, all critical components of a strong foundation to support future success.

Now I will turn the call over to Judd to discuss the financials.

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thanks, Tony. I will briefly cover the first quarter results and then address our future financial guidance.

Net sales for the first quarter were $141.6 million compared to $143.5 million a year ago. The slight decrease in sales was due primarily to the continued efforts to close underperforming stores and a decrease in comparable sales, substantially offset by increased international sales. As Tony indicated, our comparable sales for the quarter were a decrease of 1.1% versus a decrease of 4.0% a year ago.

Gross margin for the first quarter decreased by approximately 400 basis points to 50.4% from 54.4% for the three months ended May 3, 2014. The year-over-year decrease in gross margin is consistent with our previous estimates and reflects price promotional and markdown activity to spur sales and more aggressively manage inventory, including our continued efforts to dispose of out-of-season and excess current season merchandise.

Selling, general and administrative expenses (“SG&A”) for the first quarter decreased 0.7%. As a percentage of net sales, SG&A increased slightly to 45.2% for the first quarter compared to 45.0% for the three months ended May 3, 2014.

Adjusted EBITDA before other charges was $12.0 million for the quarter versus $18.1 million a year ago. Adjusted EPS was $0.27 for the quarter compared to $0.59 for last year’s comparable three month period. During the first quarter, we incurred pre-tax other charges of $1.8 million. Consistent with our guidance, these charges were comprised of $1.0 million related to the relocation of our distribution facilities and $0.8 million related to management and organizational changes.

In addition, during the first quarter we recorded pre-tax store closing, asset impairment and asset disposal expenses of approximately $1.0 million.

Turning to the balance sheet, we ended the quarter with $18.7 million of outstanding borrowings under the credit facility. In addition, in accordance with the credit facility’s terms, effective June 3, 2015 our permitted borrowings under Tranche A of the credit facility were increased by $15 million at our request, to provide additional financial flexibility. After the increase, total permitted borrowings under the credit facility are $76 million, subject to our Borrowing Base formula.

Additional details about the financial results for the first quarter are included in the earnings release, which can be found in the Investors section of our website.

Our financial guidance for full-year 2015 remains unchanged. We continue to project a comparable sales increase in the low single digits with greater comp sales increases later in the year. We continue to project a slight gross margin increase year-over-year, again with greater increases later in the year, especially, as the earlier comparable periods were affected by price promotional and markdown activity of prior season merchandise. We also continue to project full-year other charges of approximately $4 million primarily related to the relocation of our distribution center and execution of our transformation strategic initiatives.

Our projection for full-year fiscal 2015 capital expenditures also remains unchanged at approximately $25 million, which includes $9 million related to the headquarters and distribution center relocations and $16 million related to new stores, store relocations and remodels, and investments in technology, including the inventory allocation system Tony mentioned earlier.

We remain financially conservative, applying a measured approach to spending as we progress toward our objectives.

With that, Tony, Chris and I will take your questions.

Anthony M. Romano, Chief Executive Officer

We appreciate you joining us today, thank you for your support, and look forward to providing our next update for second quarter results. Have a great day and a great summer.